Exhibit 21 - Subsidiaries
                           -------------------------



Signal-Hill Corporation Subsidiaries consist of four Nevada corporations each of which has no current business activity. They are:

Aegis Development Corporation
Beacon Search,  Inc.
Clear Vision Ventures, Inc.
Signal Hill Development Corporation